ASSET PURCHASE AGREEMENT



                                      AMONG



             ASD GROUP, INC. and AUTOMATIC SYSTEMS DEVELOPERS, INC.



                                       AND



                             ASD ACQUISITIONS CORP.



                            As of September 24, 2001

                                TABLE OF CONTENTS


                                    ARTICLE I

                            DEFINED TERMS; SCHEDULES

                                                                          Page
                                                                          ----

1.1      Defined Terms                                                      1
         -------------

1.2      Schedules                                                          1
         ---------

                                   ARTICLE II

                                PURCHASE AND SALE

2.1      Agreement to Sell                                                  2
         -----------------
         2.1.1    Assets                                                    2
                  ------
         2.1.2    Excluded Assets                                           2
                  ---------------
         2.1.3    Assumed Contracts                                         2
                  -----------------
         2.1.4    Third Party Consents                                      3
                  --------------------

2.2      Agreement to Purchase                                              3
         ---------------------

2.3      Purchase Price                                                     3
         --------------
         2.3.1    Purchase Price                                            3
                  --------------
         2.3.2    Payment of Purchase Price                                 3
                  -------------------------
         2.3.3    Allocation of Purchase Price                              4
                  ----------------------------

2.4      Assumption of Liabilities                                          4
         -------------------------

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                     SELLERS


3.1      Valid Existence; Qualification                                     4
         ------------------------------

3.2      Consents                                                           4
         --------

3.3      Authority; Binding Nature of Agreement                             5
   --------------------------------------------

3.4      Ownership of Purchased Assets                                      5
         -----------------------------

3.5      Assumed Contracts                                                  5
         -----------------

3.6      Receivables                                                        5
         -----------

3.7      Brokers                                                            5
         -------



                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


4.1      Valid Corporate Existence                                          5
         -------------------------

4.2      Consents                                                           5
         --------

4.3      Corporate Authority; Binding Nature of Agreement                   5
         ------------------------------------------------

4.4      No Breach                                                          6
         ---------


4.5      Brokers                                                            6
         -------

4.6      Disclaimer                                                         6
         ----------

                                    ARTICLE V

                              PRE-CLOSING COVENANTS


5.1      Sellers' Covenants                                                 7
         ------------------
                  (a)      No Breach                                        7
                           ---------
                  (b)      Conduct of Business Before the Closing Date      7
                           -------------------------------------------
                  (c)      Bankruptcy Court Approvals                       7
                           --------------------------


5.2      Purchaser Covenants                                                8
         -------------------
                  (a)      Access                                           8
                           ------
                  (b)      No Breach                                        8
                           ---------
                  (c)      Consents                                         8
                           --------
                  (d)      Adequate Assurances Regarding Assumed Liabilities8
                           -------------------------------------------------
                  (e)      Performance Under Assumed Contracts              9
                           -----------------------------------

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                        OBLIGATION OF PURCHASER TO CLOSE


6.1      Representations and Warranties                                     9
         ------------------------------

6.2      Covenants                                                          9
         ---------

6.3      Certificate                                                        9
         -----------

6.4      Assignment and Bill of Sale; Certificate of Title                  9
         -------------------------------------------------

6.5      No Actions                                                         9
         ----------

6.6      Consents; Licenses and Permits                                     10
         ------------------------------

6.7      Actions                                                            10
         -------

6.8      Bankruptcy Court Approval                                          10
         -------------------------

6.9      Lease                                                              10
         -----

6.10     Material Adverse Change                                            10
         -----------------------

6.11     Payment of Employees                                               10
         --------------------


                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                                SELLERS TO CLOSE


7.1      Representations and Warranties                                     11
   ------------------------------------

7.2      Covenants                                                          11
         ---------

7.3      Certificate                                                        11
         -----------

7.4      Purchase Price                                                     11
         --------------

7.5      No Actions                                                         11
         ----------

7.6      Consents; Licenses and Permits                                     11
         ------------------------------

7.7      Corporate Actions                                                  11
         -----------------

7.8      Bankruptcy Court Approval                                          11
         -------------------------

                                  ARTICLE VIII

                                     CLOSING


8.1      Time and Location                                                  12
   -----------------------

8.2      Items to be Delivered by Sellers                                   12
         --------------------------------

8.3      Items to be Delivered by Purchaser                                 13
         ----------------------------------

                                   ARTICLE IX

                              POST-CLOSING MATTERS


9.1      Further Assurances                                                 13
         ------------------

9.2      Change of Name                                                     13
         --------------

9.3      Checks                                                             13
         ------

                                    ARTICLE X

                           SURVIVAL OF REPRESENTATIONS


10.1     Survival                                                           13
         --------

                                   ARTICLE XI

                             TERMINATION AND WAIVER


11.1     Termination                                                        14
         -----------

11.2     Waiver                                                             14
         ------

                                   ARTICLE XII

                                  DEFINED TERMS


12.1     Defined Terms                                                      15
         -------------

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS


13.1     Expenses                                                           17
         --------

13.2     Confidential Information                                           17
         ------------------------

13.3     Equitable Relief                                                   17
         ----------------

13.4     Entire Agreement                                                   17
         ----------------

13.5     Notices                                                            18
         -------

13.6     Choice of Law; Severability                                        18
         ---------------------------

13.7     Enforcement                                                        19
         -----------

13.8     Successors and Assigns; No Assignment                              19
         -------------------------------------

13.9     Counterparts                                                       19
         ------------

13.10    Facsimile Signatures                                               19
         --------------------

13.11    Representation by Counsel; Interpretation                          19
         -----------------------------------------

13.12    Headings; Gender                                                   19
         ----------------



Schedules and Exhibits

Exhibit A                  Bankruptcy Order
Schedule 2.1.3             Assumed Contracts

Schedule 3.2               Required Consents
Schedule 3.4               Exceptions to Ownership of Assets
Schedule 3.5               Actions Relating to Assumed Contracts

     ASSET PURCHASE AGREEMENT, dated as of September 24, 2001 (the "Agreement"), by and between ASD GROUP, INC., a Delaware corporation ("ASDG") AND AUTOMATIC SYSTEMS DEVELOPERS, INC., a New York corporation (individually, "Automatic" and, jointly with ASDG, "Sellers") and ASD ACQUISITIONS CORP. , a New York corporation ("Purchaser").

                                    RECITALS:

     WHEREAS, ASDG a "debtor-in-possession" under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") in Case No. 01-36481 (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

     WHEREAS, Automatic is a "debtor-in-possession" under Chapter 11, Title 11 of the United States Code (the "Bankruptcy Code") in Case No. 01-36475 (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

     WHEREAS, the Sellers are continuing in the possession of their respective assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

     WHEREAS, subject to the terms and conditions hereof and pursuant to Section 363(b) of the Bankruptcy Code, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Assets (as hereinafter defined).

     NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

                       ARTICLE I. DEFINED TERMS; SCHEDULES

     1.1 Defined Terms. Capitalized terms used in this Agreement will have the meanings given such terms in Article XII hereof or elsewhere in the text of this Agreement, and variants and derivatives of such terms shall have correlative meanings.

     1.2 Schedules. Any exception set forth in a schedule to one section of this Agreement shall apply to other sections of this Agreement to the extent that such exception would, on its face, reasonably apply to such other sections. Each schedule and the information, agreements and documents expressly listed in each schedule will be considered a part of this Agreement as if set forth herein in full, limited as set forth in the applicable provision of this Agreement under which such schedule is delivered. Purchaser and Seller (with the consent of the other, which consent shall not be unreasonably withheld) shall have the right to amend any and all schedules attached hereto up to and through one business day prior to the Closing Date.

                          ARTICLE II. PURCHASE AND SALE

     2.1 Agreement to Sell.

          2.1.1 Assets. At the Closing, except as otherwise specifically provided in this Section 2.1, each of Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all of its right, title and interest in and to all of the assets, property and business of Sellers as a going concern owned, used or useable by Sellers on the Closing Date, of whatever kind and character, including, without limitation, the following (collectively, the "Assets"):

               (a) the inventory, work in process, owned by Sellers at the Closing Date;

               (b) all accounts receivable, vendor discounts, credits and rebates (the "Receivables");

               (c) the executory contracts, leases, purchase orders and other agreements of the Sellers as provided for in Section 2.1.3 and listed on Schedule 2.1.3. attached hereto;

               (d) all machinery, equipment, and furniture of Sellers and all marketing materials related to the Assets, including all logos and discs containing logos;

               (e) any and all intellectual property of Sellers, including but not limited to, patents, trade marks, tradenames and proprietary software applications;

               (f) any and all books and records relating to the Assets as well as well relating to the employees of Sellers (provided however Purchasers will allow Sellers access to all such records from and after the Closing); and

               (g) any and all claims or potential claims Sellers' may have with respect to the Assets, including but not limited to, accounts receivables and inventory.


          2.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall specifically not include (i) the cash of the Sellers on the Closing Date,
     (ii) the executory contracts, leases and other agreements of the Sellers not specifically described on Schedule 2.1.3 attached hereto; (iii) the real property owned by the Sellers (the "Excluded Assets"); (iv) all claims now existing or hereafter arising that do not specifically relate to the Assets; (v) any and all security deposits with utilities companies.

          2.1.3. Assumed Contracts. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible for all obligations and liabilities of Sellers under or related to the executory contracts, leases and other agreements of the Sellers listed on
     Schedule 2.1.3. attached hereto (the "Assumed Contracts") which accrue from and after the Effective Date. Such Assumed Contracts may include, in Purchaser's sole discretion, the promissory note relating to a van and the security agreement relating to the purchase by Sellers' of a Cobra Lathe. However, the Purchaser acknowledges that such assumption cannot occur without the express consent of the other part to such agreement. Moreover, Purchaser shall (i) at Closing and at its own expense, cure any and all monetary defaults with respect to Assumed Contracts, (ii) use commercially reasonable efforts to cure any other defaults, with respect to the Assumed Contracts, and (iii) provide adequate assurance of future performance of the Assumed Contracts, so that such Assumed Contracts may be assigned to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code. Except as specifically provided herein, Purchaser shall not assume or pay, perform, discharge or be responsible for any of the obligations or liabilities of Sellers

          2.1.4 Third Party Consents. Commencing the date here and through the Closing Date, Sellers shall take all such actions and execute and deliver such instruments and documents as may be necessary or appropriate to effect the assignment of the Assumed Contracts, the assignment of the Consents and Permits and the transfer of the Assets. To the extent that Seller's rights under any Contract, Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.

     2.2 Agreement to Purchase. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers contained herein, Purchaser shall purchase the Assets from Sellers in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities of Seller, but only to the extent expressly provided for in Section 2.1.3 hereof. Except as so provided for in Section
2.1.3. hereof, Purchaser shall not assume or be responsible for any liabilities or obligations of the Seller.

     2.3 Purchase Price.

          2.3.1 Purchase Price. Subject to the provisions hereof, the purchase price for the Assets (the "Purchase Price") shall be an aggregate amount equal to $1,350,000 payable in full in cash on the Closing Date.

          2.3.2 Payment of Purchase Price. On the date hereof and upon execution of this Agreement by Purchaser, Purchaser shall deposit into the IOLA account of Certilman Balin Adler and Hyman LLP as a good faith deposit towards the payment of the Purchase Price cash in the amount of $135,000, which is equal to 10% of the Purchase Price (the "Deposit"). The Deposit will be held pursuant to the terms of the Auction Procedures. The balance of the Purchase Price shall be paid at Closing in cash (by bank or certified check or wire transfer at Seller's option) to the order of Seller.

          2.3.3 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities (as hereinafter defined) (collectively, the "Total
     Consideration"), shall be allocated among the Assets in such amounts as shall be mutually agreed upon between Sellers and the Purchaser prior to the Closing Date. It is agreed that the apportionments will be arrived at by arm's length negotiation and properly reflect the respective fair market values of the Assets. To the extent required by law, Purchaser and Sellers shall prepare and file those statements or forms (including Form 8594) required by Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder and will file such statements or forms with their respective federal income tax returns. The parties shall prepare such statements or forms consistently with any agreed allocation of all or a portion of the Purchase Price to the Assets. Each party shall provide the other party with a copy of such statements or forms filed. Sellers and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section
     2.3.3. Such allocation of the Purchase Price will not be binding in the Cases upon the Sellers' creditors or other parties in interest and will not have precedential value with respect to any allocations or value contained in a plan or plans under Chapter 11 of the Bankruptcy Code involving Sellers.

     2.4 Assumption of Liabilities. At the Closing, subject to the terms and conditions hereof, Purchaser shall assume and agree to pay only those liabilities related to the Assumed Contracts and only as described in Section
2.1.3 above. In addition, Purchaser has agreed to assume responsibility for wages due as a result of accrued but unpaid vacation time, which amounts are due to the employees of Sellers that are hired by Purchaser on the Closing Date.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each of Sellers hereby represents and warrants to Purchaser as follows:

     3.1 Valid Existence; Qualification. Each of the Sellers is a corporation organized under the laws of the state of its incorporation. As of the Closing Date, each of the Sellers will be validly existing under the laws of the state of its incorporation. Each of the Sellers has the power to carry on its Business as now conducted and to own its Assets. Neither of the Sellers is required to qualify in any other jurisdiction in order to own its assets or to carry on its Business as now conducted, and there has not been any claim by any other jurisdiction to the effect that either Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein where the failure to so qualify would have a Material Adverse Effect.

     3.2 Consents. With the exception of the Approval Order and except as described on Schedule 3.2, no consent of any Body or other Person was or is required to be received by or on the part of either Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby, including, without limitation, the transfer to Purchaser of all of the right, title and interest of Sellers in and to the Assets.

     3.3 Authority; Binding Nature of Agreement. Subject to the entry of the Approval Order, each of Sellers has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement constitutes the valid and binding obligation of Sellers and is enforceable in accordance with its terms.

     3.4 Ownership of Purchased Assets. Except as described on Schedule 3.4, Sellers are the owners of the Assets existing as of the date hereof. Subject to the issuance of the Order, Sellers will have, and at the Closing Purchaser will receive, good and valid title to the Assets, free and clear of any Encumbrances. The Assets will constitute all of the assets of Sellers owned or used in connection with the operation of the Sellers' business.

     3.5  Assumed   Contracts.   True  and  complete   copies   (including   all
modifications and amendments) of the Assumed Contracts have been provided or made available by Sellers to Purchaser. Other than as set forth on Schedule 3.5, neither Sellers nor, to Sellers' knowledge any other party under any of the Assumed Contracts, has commenced any action against the other or given or received any written notice of any material default or violation under any Assigned Contract which was not withdrawn or dismissed, except only for those defaults which will be cured by Sellers in accordance with the Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Assumed Contracts). The Assumed Contracts are or will be at the Closing valid, binding and in full force and effect.

     3.6 Receivables. All of the accounts receivables of Sellers represent usual, customary and reasonable charges for services actually rendered or products, equipment and supplies sold and delivered.

     3.7 Brokers. Except for Capitalink, L.C., the fees of which shall be paid by Sellers, Sellers have not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

             ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

     4.1 Valid Corporate Existence. Purchaser is a corporation validly existing and in good standing under the laws of the state of its incorporation.

     4.2 Consents. No consent of any Body or other Person is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

     4.3 Corporate Authority; Binding Nature of Agreement. Purchaser has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

     4.4 No Breach. Neither the execution and delivery of this Agreement nor compliance by Purchaser with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

          (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Purchaser;

          (b) violate, or alone or with notice or the passage of time, or both, result in the breach or termination of, or otherwise give any party the right to terminate, or declare a Default under, the terms of any Contract to which Purchaser is a party or by which it may be bound, the violation, breach or termination of which, or Default under which, would have a Material Adverse Effect;

          (c) violate any judgment, order, injunction, decree or award against, or binding upon, Purchaser or upon any of its assets; or

          (d) violate any law or regulation of any jurisdiction relating to Purchaser, the violation of which would have a Material Adverse Effect.

     4.5 Brokers. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

     4.6 Disclaimer. PURCHASER ACKNOWLEDGES THAT PURCHASED ON AN AS IS WHERE IS BASIS, EXCEPT AS OTHERWISE STATED IN ARTICLE III HEREOF, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER RELATING TO THE ASSETS TO BE TRANSFERRED TO PURCHASER HEREUNDER OR THE SELLERS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. PURCHASER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS NOT RELIED ON ANY FINANCIAL DATA, PROJECTIONS OR REPRESENTATIONS WHICH PURCHASER HAS OBTAINED FROM SELLER (OTHER THAN AS SPECIFICALLY SET FORTH HEREIN), AND THAT PURCHASER HAS CONDUCTED ITS OWN DUE DILIGENCE INVESTIGATION OF THE SELLERS AND FORMED ITS INDEPENDENT JUDGMENT AS TO THE FUTURE PROSPECTS THEREOF.

                        ARTICLE V. PRE-CLOSING COVENANTS

     5.1 Sellers' Covenants. Each of Sellers hereby covenants that, from and after the date hereof and until the Closing or earlier termination of this
Agreement:

          (a) No Breach.

               (i) Each of Sellers will (A) use its best efforts to assure that all of its representations and warranties contained herein are true and correct as of the Closing as if repeated at and as of such time, that no Default shall occur with respect to any of his covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to Purchaser's obligation to enter into and complete the Closing are satisfied in a timely manner;
          (B) not voluntarily take any action or do anything which will cause a Default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Purchaser of any event or fact which represents or is likely to cause such a Default or result in such an impediment.

               (ii) Without limiting the generality of the foregoing, each of Sellers agree to use his best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          (b) Conduct of Business Before the Closing Date. Sellers shall not, except as required or contemplated by this Agreement, enter into any transaction respecting the Assets, other than sales of inventory in the ordinary course of Sellers' business or other transactions in the ordinary course of Sellers' business in the Cases consistent with Sellers' past practices or as otherwise contemplated by this Agreement. Sellers shall not commence or continue any "going out of business" or inventory liquidation sales or offer any discounted sales of inventory, other than quantity discounts heretofore offered by Sellers in the ordinary course of business. Sellers shall not terminate any license, lease or executor contract of Seller included in the Purchased Assets. Sellers shall continue to operate the business of Sellers' in the ordinary course and as a going concern.

          (c) Bankruptcy Court Approvals. Promptly after the execution of this Agreement, Sellers shall seek Bankruptcy Court authorization to enter into and perform all of its obligations pursuant to this Agreement and the transactions contemplated hereby, which order shall contain, inter alia, a finding that Purchaser has acted in "good faith" within the meaning of
     Section 363(m) of the Bankruptcy Code. Each such order shall be in form and substance reasonably satisfactory to Sellers and Purchaser. Purchaser understands and agrees that until the Bankruptcy Court has approved this Agreement and authorized Sellers to consummate the transactions contemplated hereof, Seller's obligations hereunder to consummate such transactions are subject to such approval and to the receipt of higher and better offers from third parties.

     5.2 Purchaser Covenants. Purchaser hereby covenants that, from and after the date hereof and until the Closing or earlier termination of this Agreement (except that with respect to Section 5.2(a), in the event of the consummation of the Closing, such covenant shall survive through the closing of the Seller's bankruptcy proceeding):

          (a) Access. Purchaser shall afford to the respective officers, attorneys, accountants and other authorized representatives of Seller, its Creditors Committee, any trustee appointed in connection with Sellers' bankruptcy proceeding, free and full access, during regular business hours and upon reasonable notice, to all of its Books and Records, personnel and properties so that Sellers, at its own expense, may have full opportunity to make such review, examination and investigation as it may desire of Purchaser and its business. Purchaser will cause its employees, accountants, attorneys and other agents and representatives to cooperate fully with said review, examination and investigation and to make full disclosure to Sellers and their representatives of all material facts affecting its business.

          (b) No Breach.

               (i) Purchaser will (A) use its best efforts to assure that all of its representations and warranties contained herein are true and correct as of the Closing as if repeated at and as of such time, that no Default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to Seller's obligation to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a Default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Sellers of any event or fact which represents or is likely to cause such a Default or result in such an impediment.

               (ii) Without limiting the generality of the foregoing, Purchaser agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

          (c) Consents. Promptly following the execution of this Agreement, Purchaser will use its best efforts to obtain consents of all Bodies and other Persons necessary for the consummation of the transactions contemplated by this Agreement.

          (d) Adequate Assurances Regarding Assumed Liabilities. With respect to each Assumed Liability, Purchaser shall make commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of such Assumed Liability by Purchaser. Purchaser agrees that it will promptly take all actions reasonably required by Sellers to assist in obtaining the Bankruptcy Court's entry of the Approval Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Assumed Liabilities.

          (e) Performance under Assumed Contracts. Purchaser agrees that from and after the Closing Date it shall (i) assume all obligations and liabilities of Sellers under the Assumed Contracts which accrue from and after the Closing Date, (ii) take all actions necessary to satisfy its obligations and liabilities under the terms and conditions of each of the Assumed Contracts which accrue from and after the Closing Date, (iii) indemnify and hold harmless Sellers for any damages, losses and liabilities arising out of a breach of this covenant, and (iv) indemnify and hold harmless Sellers for any damages, losses and liabilities arising out of or relating to the Assumed Contracts that arise or accrue after the Closing Date, except to the extent they arise or accrue from undisclosed conditions existing or actions taken by Sellers prior to Closing.

                                   ARTICLE VI.
          CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

     The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of law):

     6.1 Representations and Warranties. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

     6.2 Covenants. Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by him prior to or at the Closing.

     6.3 Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by Sellers, as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

     6.4 Assignment and Bill of Sale; Certificate of Title. Sellers shall have executed and tendered to Purchaser an assignment and bill of sale, in the form mutually satisfactory to the parties (the "Bill of Sale"), and shall have endorsed and tendered to Purchaser all certificates of title as to motor vehicles ("Certificates of Title"), pursuant to which Sellers shall convey to Purchaser all of its right, title and interest in and to the Assets as contemplated hereby.

     6.5 No Actions. No Action shall have been instituted and be continuing before a court or before or by Body, or shall have been threatened and be unresolved, to restrain or prevent, or obtain any material amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the right of Purchaser to own the Assets after the Closing Date, or which might have a materially adverse effect thereon. Moreover, there shall not be any stay in place by any court relating to the sale of the Assets.

     6.6 Consents; Licenses and Permits. Sellers and Purchaser shall have obtained all consents, licenses and other Permits of Bodies and other Persons necessary for the performance by each of them of all of their respective obligations under this Agreement, or to otherwise confirm the representations set forth in Section 3.2 hereof without qualification.

     6.7 Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby shall have been duly and validly taken and Sellers shall have full power and right to consummate the transactions contemplated by this Agreement.

     6.8 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Approval Order, and such Approval Order shall not be subject to a stay by any court of competent jurisdiction. Moreover, the Bankruptcy Court shall have approved the extension of the use of cash collateral through the Closing Date.

     6.9 Lease. At Closing, the parties shall consummate a lease pursuant to which Purchaser, or its designee, shall lease from Sellers the premise located at 1, 3 and 5 Industry Streets (the "Leased Premises"), for an initial period of three months and, at the option of the Purchaser and with the consent of PNC Business Credit ("PNC"), with the ability to extend on the same terms and conditions for 30-day increments (provided the real estate has not been sold to someone other than PNC and/or one of its affiliates or designees). The amount due under the lease shall be $8,300 per month. Moreover, Purchaser agrees to assume the costs of utilities, such as water, gas, electric and telephone. At an auction of the Sellers' assets, PNC bid for the purchase of Sellers' real estate, including the Leased Premises. If this purchase and sale is approved by the court and consummated prior to the Closing Date, the lease shall be with PNC and/or its designees. If the closing on the sale of Sellers' real estate is not consummated prior to the Closing Date, PNC shall consent in writing to such lease and agree to be bound by the terms provided for therein. The real estate of Sellers purchased by PNC shall be acquired by PNC subject to the Lease.

     6.10 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in individually or in the aggregate, a material adverse change in the condition (financial or otherwise), business, assets or liabilities of Sellers other than such changes which normally occur as a result of a bankruptcy filing.

     6.11 Payment of Employees. Seller shall deliver a certificate signed by an officer of Seller confirming that all of the employees of Seller have been paid any and all wages due to them for services rendered through the Effective Date.

                                  ARTICLE VII.
           CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

     The obligation of Sellers to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Sellers (except when the fulfillment of such condition is a requirement of law):

     7.1 Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

     7.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

     7.3 Certificate. Sellers shall have received a certificate, dated the Closing Date, signed by the Chairman of the Board or President of Purchaser, as to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof.

     7.4  Purchase  Price.  Sellers  shall have  received  the  Purchase  Price.

     7.5 No Actions. No Action shall have been instituted and be continuing before a court or before or by a Body, or shall have been threatened and be unresolved, to restrain or prevent, or obtain any material amount of damages in respect of, the carrying out of the transactions contemplated hereby.

     7.6 Consents; Licenses and Permits. Sellers and Purchaser shall have obtained all consents, licenses and other Permits of Bodies and other Persons necessary for the performance by them of all of their respective obligations under this Agreement, including, without limitation, the payment of the Purchase Price to Sellers as contemplated hereby, and such other consents, if any, to prevent the occurrence of a Default under any Contract to which Purchaser is a party or is otherwise bound.

     7.7 Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken and Purchaser shall have full power and right to consummate the transactions contemplated by this Agreement.

     7.8 Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Approval Order, and such Approval Order shall not be subject to a stay by any court of competent jurisdiction.

                              ARTICLE VIII. CLOSING

     8.1 Time and Location. The closing (the "Closing") provided for herein shall take place at the offices of Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554 at 2:00 P.M. on October 5, 2001 or at such time and place as may be mutually agreed to by the parties. Such date is referred to in this Agreement as the "Closing Date." Notwithstanding anything contained herein to the contrary, the Closing Date shall be effective September 30, 2001 (the "Effective Date").

     8.2 Items to be Delivered by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Purchaser:

          (a) the certificate required by Section 6.3 hereof;

          (b) the Bill of Sale and all Certificates of Title required by Section
     6.4 hereof;

          (c) Assignment, Consent to Assignment and Assumption with respect to each of the Assumed Contracts signed by Seller;

          (d) certified resolutions of the Board of Directors of Sellers approving and authorizing the transactions contemplated by this Agreement;

          (e) the Consents, Licenses and Permits required under Section 6.6;

          (f) a certificate,  executed by a duly  authorized  officer of Sellers
     (x) to the effect that all conditions to Closing set forth in Article VI have been satisfied, (y) attaching true and complete copies of the Sellers' articles of incorporation and bylaws and (z) as to the incumbency and signature of the officers of Sellers executing any applicable agreements or documents;

          (g) a letter agreement, reasonably satisfactory to Sellers, Purchasers, PNC and their respective counsel, signed by Sellers and PNC pursuant to which each agrees to forward to Purchaser or its designee, within two business days of receipt, any and all checks received by Sellers and/or PNC relating to accounts receivable purchased by Purchasers (duly endorsed) and to otherwise handle the receipt by either of payments relating to purchased accounts receivable;

          (h) such other documents, agreements and consents as Purchaser and/or its counsel shall reasonably require; and

          (i) the lease described in Section 6.9 above with respect to the Leased Premises.

     8.3 Items to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Sellers (and/or its designee(s)), as the case may be:

          (a) the certificate required by Section 7.3 hereof;

          (b) the Purchase Price;

          (c) Assignment, Consent to Assignment and Assumption with respect to each of the Assumed Contracts signed by Purchaser;

          (d) the Consents, Licenses and Permits required under Section 7.6; and

          (e) such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement or otherwise confirm that all of the conditions precedent to the obligation of Sellers to close have been satisfied.

                        ARTICLE IX. POST-CLOSING MATTERS

     9.1 Further Assurances. On and after the Closing Date, the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

     9.2 Change of Name. Promptly following the Closing Date, Sellers shall change their corporate names so that they no longer include "ASD" and/or "Automatic Systems Developers" and shall otherwise discontinue the use of those names. Sellers shall execute any and all documents necessary to authorize Purchaser to use such names.

     9.3 Checks. On and after the Closing Date, Sellers shall promptly remit to Purchaser any and all checks received by Sellers relating to the Assets, including but not limited to payments for Accounts Receivables. In addition, Purchaser shall be permitted to endorse and/or deposit any checks relating to the Assets (including but not limited to) payments for accounts receivables.

                     ARTICLE X. SURVIVAL OF REPRESENTATIONS

     10.1 Survival. The parties agree that any and all claims which arise in connection with this Agreement, including, without limitation, relating to their respective representations and/or warranties contained in this Agreement, shall not survive the Closing and the right to commence any Action under this Agreement with respect to the foregoing shall expire on the Closing Date (except for Actions commenced prior to such date which shall continue until finally resolved).

                       ARTICLE XI. TERMINATION AND WAIVER

     11.1   Termination.   Anything   herein  or   elsewhere   to  the  contrary
notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

          (a) By mutual consent of Purchaser and Seller;

          (b) By Purchaser if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to October 5, 2001, or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Purchaser, and shall not have been waived; or

          (c) By Sellers if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to October 5, 2001, or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Seller, and shall not have been waived.

     If this Agreement is terminated as described above, this Agreement shall be of no further force and effect, without any liability or obligation on the part of any of the parties except for any liability which may arise pursuant to
Section 13.2 hereof or as a result of a party's willful failure to consummate the transactions contemplated hereby. If this Agreement is terminated pursuant to Section 11.1 (b) above, the deposit shall be returned to Purchaser within two business days of termination. The parties acknowledge that the sole right and remedy for any breach of any representation, warranty or covenant hereunder shall be to terminate this Agreement as provided above.

     11.2 Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any Liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                           ARTICLE XII. DEFINED TERMS

     12.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" shall mean any action, claim, suit, demand, litigation, governmental or other proceeding, labor dispute, arbitral action, governmental audit, inquiry, investigation, criminal prosecution, investigation or unfair labor practice charge or complaint.

          "Affiliate" shall mean any entity which shall: (1) Control, (2) be under the Control of, or (3) be under common Control with the Purchaser and which shall have substantially the same principals as the Purchaser.

          "Approval Order" shall mean the order of the Bankruptcy Court in, or substantially in the form attached hereto as Exhibit A.

          "Assets" shall mean those assets of Sellers specifically identified in
     Section 2.1.

          "Assumed Contracts" shall mean those contracts more fully described in
     Section 2.1.3 .

          "Assumed Liabilities" shall mean those liabilities and obligations of Sellers more fully described in Section 2.4.1.

          "Auction Procedures" shall mean, the Auction Procedures, as the same may be amended from time to time, in effect at the time of the auction contemplated hereby.

          "Bankruptcy Code" has the meaning specified in the first recital of this Agreement.

          "Bankruptcy Court" has the meaning specified in the first recital of this Agreement

          "Body" shall mean a federal, state, local, or foreign governmental or other regulatory body.

          "Books and Records" shall mean all books, ledgers, files, reports, plans, drawings, records and lists, including, without limitation, all computer programs and other software, of every kind relating to an entity's business, operations, assets, liabilities, personnel, customers and suppliers.

          "Chapter 11 Case" has the meaning specified in the first recital of this Agreement.

          "Closing" shall have the meaning ascribed to it in Section 8.1 hereof.

          "Closing Date" shall have the meaning ascribed to it in Section 8.1 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contract" shall mean any agreement, contract, note, lease, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, course of dealing or practice, understanding or arrangement, whether written or oral, to which a particular Person is a party or is otherwise bound.

          "Control" shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

          "Default" shall mean any breach, default and/or other violation, and/or the occurrence of any event that with or without the passage of time or the giving of notice or both would constitute a breach, default or other violation, under, or give any Person the right to accelerate, terminate or renegotiate, any Contract.

          "Encumbrances" means any mortgage, pledge, security interest, charge, adverse claim, encumbrance or any other restrictions or third party rights, other than (i) any imperfection of title with respect to any asset which does not materially interfere with the present use or marketability of such asset and the continuation of the present use of such asset; and/or (ii) such covenants, options, claims, rights, conditions, restrictions, easements, encroachments or encumbrances that are not created pursuant to mortgages or other financing or security documents, and any other state of facts, which do not, individually or in the aggregate, materially interfere with the present use or marketability of such asset.

          "Excluded Assets" shall mean those assets of Sellers not being sold pursuant to this Agreement and more specifically identified on Schedule
     2.1.2 attached hereto.

          "Lien"  shall  mean  any  claim,   lien,   pledge,   option,   charge,
     restriction, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Material Adverse Effect" shall mean any material adverse effect on the business, properties, operations, assets, liabilities, condition (financial or otherwise), or prospects of Purchaser, on the one hand, or the Company, on the other hand.

          "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any and all Bodies.

          "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization and a government or other department or agency thereof.

          "Purchase  Price"  shall have the  meaning  ascribed  to it in Section
     2.3.1 hereof.


                     ARTICLE XIII. MISCELLANEOUS PROVISIONS

     13.1 Expenses. Each of the parties shall bear its or his own expenses in connection herewith.

     13.2 Confidential Information. All information that a disclosing party furnishes in connection with the transactions contemplated hereby (the "Information") will be kept confidential, will be used solely in connection with the contemplated transactions and will not, without prior written consent of the disclosing party, be used or disclosed, directly or indirectly, in any manner whatsoever, in whole or in part.

     Upon the request of a disclosing party, which may be made at any time following any termination of this Agreement in accordance with the terms hereof, the receiving party will redeliver to the disclosing party any and all written Information furnished to the receiving party and will not retain any copies thereof.

     13.3 Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach of the provisions of Section 13.2 will be inadequate and the aggrieved party shall be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited thereunder.

     13.4 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, which are a part hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, and no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

     13.5 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when in writing and hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail, nationally recognized overnight courier or telecopier as follows:

         If to Seller:

         One Industry Court
         Poughkeepsie, New York 12603
         Attn: William Foote, CFO
         Telecopier Number: (845) 452-3071

         With a copy to:

         Certilman Balin Adler & Hyman, LLP
         90 Merrick Avenue
         East Meadow, New York 11554
         Attn: Michael D. Brofman, Esq.
         Telecopier Number: (516) 296-7111

         If to Purchaser:

         C/o Zane and Rudofsky
         152 West 57th Street, 7th Floor
         New York, New York 10019
         Attn: James B. Zane, Esquire
         Telecopier Number:  (212) 541-5555

         With a copy to:

         Zane and Rudofsky
         152 West 57th Street, 7th Floor
         New York, New York 10019
         Attn: James B. Zane, Esquire
         Telecopier Number:  (212) 541-5555

or at such other address as any party may specify by notice given to the other party in accordance with this Section 13.5.

     13.6 Choice of Law; Severability. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

     13.7 Enforcement. Should it become necessary for either party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party will be awarded reasonable attorney's fees at all trial and appellate levels, as well as expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York in the Bankruptcy Court. The parties hereto hereby accept the exclusive jurisdiction of the court for the purpose of any such suit, action or proceeding.

     13.8 Successors and Assigns; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither Sellers nor Purchaser may assign any of his or its rights or delegate any of his or its duties under this Agreement without the prior written consent of the other, except that Purchaser shall have the right to assign any or all of its rights hereunder to a wholly-owned subsidiary thereof. Notwithstanding the foregoing, Purchaser shall have the right to assign any or all portions of this Agreement to an Affiliate of Purchaser whose name and address shall have been provided to Sellers at least one business day prior to the Closing Date.

     13.9  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     13.10 Facsimile Signatures. Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

     13.11 Representation by Counsel; Interpretation. Each party acknowledges that he or it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

     13.12 Headings; Gender. The headings, captions and/or use of a particular gender under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

     WITNESS the execution of this Agreement as of the date first above written.



                                ASD GROUP, INC.

                                By: /s/ William R. Courchaine
                                    ---------------------------
                                    Name: William R. Courchaine
                                          ---------------------
                                            [Please Print]
                                    Title: C.O.O.
                                           --------------------

                                AUTOMATIC SYSTEMS DEVELOPERS, INC.

                                By: /s/ William R. Courchaine
                                   ----------------------------
                                   Name: William R. Courchaine
                                         ----------------------
                                           [Please Print]
                                   Title: C.O.O.
                                          ---------------------

                                ASD ACQUISITIONS CORP.

                                By: /s/ Peter Zachariou
                                   ----------------------------
                                   Name: Peter Zachariou
                                         ----------------------
                                           [Please Print]
                                   Title: President
                                          ---------------------

                       Schedule of Exhibits and Schedules
                                       to
                            Asset Purchase Agreement

Exhibit                 Title
-------                 -----


Exhibit A               Bankruptcy Order

Schedule 2.1.3          Assumed Contracts

Schedule 3.2            Required Consents

Schedule 3.4            Exceptions Relating to Ownership of Assets

Schedule 3.5            Actions Relating to Assumed Contracts